Exhibit 99.1 Accountant’s Statement

May 1, 2020

Companhia Brasileira de Distribuição
Avenida Brigadeiro Luiz Antonio, 3142
São Paulo, SP, 01402-901, Brazil

Ladies and Gentlemen:

In accordance with the notification to the Securities and Exchange Commission (the “Commission”) on Form 12b-25 of the inability of Companhia Brasileira de Distribuição (the “Registrant”) to timely file its annual report on Form 20-F for the year ended December 31, 2019, the factors described in the succeeding paragraph make impractical the issuance of our audit reports by a date which will permit timely filing of your 2019 annual report to the Commission.

In order to express an opinion on the financial statements as of and for the years ended December 31, 2018 and 2017, we place reliance on the work performed by Deloitte Touche Tohmatsu Auditores Independentes’ (“Deloitte”) as it relates to the consolidated financial statements of Via Varejo S.A.’s (“Via Varejo”), a consolidated subsidiary of the Registrant, classified as a discontinued operation. Accordingly, we have been unable to issue our audit report on the consolidated financial statements as a result of Deloitte’s inability to timely reissue their audit opinion on the consolidated financial statements of Via Varejo, as of and for the years ended December 31, 2018 and 2017, to reflect the retrospective effects of the initial application of IFRS 16, Leases on January 1, 2019.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

/s/ ERNST & YOUNG
Auditores Independentes S.S.